ETHOS ANNOUNCES CORPORATE UPDATE

Statement by Ethos Environmental, Inc. - October 20, 2008

San Diego, California -- Ethos Environmental, Inc. (OTCBB:ETEV) announced today that it has concluded that all of the Company’s previously reported consolidated financial statements filed since, and including, its annual report for the year ended December 31, 2006, should no longer be relied upon.  The Company also has initiated a review of its prior revenue recognition practices and of the accounting treatment of past offers and sales of the Company’s common stock by its former Chief Executive Officer, Enrique de Vilmorin.  Moreover, the Company will review other transactions involving Mr. de Vilmorin.

The current Board of Directors is newly-elected.  It initiated the Company’s internal review after questioning the Company’s past accounting treatment regarding certain accounts receivable and associated revenue.  On September 5, 2008, the Company accepted the resignations of Mr. de Vilmorin, Luis Willars, and Jose Manuel Escobedo from their positions as Company officers and members of the Board of Directors.  In conjunction with his resignation, Mr. de Vilmorin agreed to cancel 13,600,000 shares of the Company’s common stock, constituting his entire stock position in the Company, in exchange for the Company’s assumption of a note payable by Mr. de Vilmorin in the amount of $500,000.  Mr. de Vilmorin is no longer involved with the Company in any capacity.

“We are confident that Ethos Environmental will emerge from this review as a stronger company, with reliable internal controls and financial systems,” said Corey P. Schlossmann, the Company’s interim Chief Executive Officer.

The Company has held discussions with the Company’s current and former independent public accountants.  As a result of the Board’s decision to conduct an inquiry of the Company’s financial operations, all previously issued financial statements dating back to the Company’s annual report for the year ended December 31, 2006, including all related reports of independent registered public accountants, should no longer be relied upon.  Due to the incomplete information in its possession, the Company is not presently able to respond to inquiries or provide further information.

About Ethos Environmental, Inc.

Ethos Environmental, Inc. (OTC BB:ETEV.OB - News), a San Diego-based corporation, is the manufacturer of award-winning fuel reformulating products that help industries meet environmental regulations and relieve skyrocketing fuel costs. By using Ethos FR®, commercial vehicles can increase fuel mileage between 7 percent and 19 percent while reducing harmful emissions by more than 30 percent. For more information about Ethos Environmental, Inc., visit www.ethosfr.com

Contact:

     Yasmine Rangel
     Ethos Environmental, Inc.
     619-575-6800
     yrangel@ethosfr.com